                                                                    EXHIBIT 12.1
                         ANACOMP, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                        PREDECESSOR COMPANY                          REORGANIZED COMPANY
                            -------------------------------------------  --------------------------------------------
                                                                EIGHT      FOUR                     NINE MONTHS
                                                               MONTHS     MONTHS      YEAR             ENDED
                                YEAR ENDED SEPTEMBER 30,        ENDED      ENDED      ENDED           JUNE 30,
                            --------------------------------   MAY 31,   SEPT. 30,  SEPT. 30,  ----------------------
                              1993       1994        1995       1996       1996       1997       1997        1998
                            ---------  ---------  ----------  ---------  ---------  ---------  ---------  -----------
                                                                                                    (UNAUDITED)

                                                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
Income (loss) before
  income taxes,
  extraordinary items and
  cumulative effect of
  accounting change.......     20,491     15,355    (203,326)   116,228    (17,609)   (41,350)   (30,936)    (49,153)
Fixed charges.............     75,397     73,631      78,856     31,413     14,848     41,443     32,204      28,793
                            ---------  ---------  ----------  ---------  ---------  ---------  ---------  -----------
    Earnings (loss).......     95,888     88,986    (124,470)   147,641     (2,761)        93      1,268     (20,360)

Interest expense and fee
  amortization............     68,960     67,174      70,938     26,760     12,869     35,896     27,974      24,440
Lease expense considered
  to be interest..........      6,437      6,457       7,918      4,653      1,979      5,547      4,230       4,353
                            ---------  ---------  ----------  ---------  ---------  ---------  ---------  -----------
    Fixed Charges.........     75,397     73,631      78,856     31,413     14,848     41,443     32,204      28,793

Ratio of earnings to fixed
  charges.................       1.27       1.21         N/A         (1)       N/A        N/A        N/A         N/A

Amount of insufficiency...     --         --         203,326     --         17,609     41,350     30,936      49,153
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(1) Ratio of earnings to fixed charges may not be meaningful for this period due to the reorganization gains recorded associated with adoption of fresh start accounting and discharge of indebtedness.